Exhibit 99.1

For Immediate Release

Cubic Corporation Reports Death of Founder and CEO Walter J.  Zable and Names Interim CEO

SAN DIEGO, Calif. June 25, 2012-The Board of Directors of Cubic Corporation (NYSE: CUB) today reported with deep sadness the passing of Walter J. Zable, age 97, the corporation’s founder, Chairman, President and Chief Executive Officer. Mr. Zable had guided Cubic since he founded the company in 1951, leading it to global prominence in providing defense systems, mission support services, and transportation systems and services to customers worldwide.

The Board has named William W. Boyle as interim President and Chief Executive Officer in addition to his current role as Chief Financial Officer. Walter C. Zable has been named to the role of Chairman of the Board. Both Bill and Walter C. have served as Senior Executive Officers and Directors of the company for many years.

The company’s leadership team will continue in their present responsibilities. No changes are anticipated in the company’s day-to-day business activities.

“Walter J. Zable has been a wonderful inspiration to Cubic Corporation and its family of companies and its more than 7,800 employees.  He was also a generous and caring person who did a great deal for the community. He will be missed, but we remain resolved to maintain and expand Cubic’s global presence as a tribute to our remarkable founder,” said William W. Boyle, interim President and Chief Executive Officer for Cubic Corporation.

Cubic Corporation is the parent company of three major business segments: Defense Systems, Mission Support Services and Transportation Systems. Cubic Defense Systems is a leading provider of realistic combat training systems, cyber technologies, asset tracking solutions, and defense electronics. Mission Support Services is a leading provider of training, operations, maintenance, technical and other support services. Cubic Transportation Systems is the world’s leading provider of automated fare collection systems and services for public transit authorities. For more information about Cubic, see the company’s website at www.cubic.com.